COMMODORE APPLIED TECHNOLOGIES, INC.

                                                                    NEWS RELEASE

For release: Immediate
Contact:     James M. DeAngells
             Melissa C. Berkowitz
             (212) 308-5800

        COMMODORE APPLIED TECHNOLOGIES ANNOUNCES $2.5 MILLION FINANCING

                  O Global Energy Investors Agreement Expires

New York, NY--November 5, 1999--Commodore Applied Technologies, Inc. (ASE: CXI, CXI.WS), ("Commodore"), announced today the completion of $2.5 million in financing through a private placement. The company issued 335,000 shares of a new Series E convertible preferred stock, convertible into the Company's common stock at the market price, after April 30, 2000 and up through April 30, 2003 at which time it automatically converts to the Company's common stock. The Series E convertible preferred stock has a variable rate dividend averaging 8.15% over the term of the securities. The Company reserved the right to redeem all of the Series E preferred stock on or before April 30, 2000 by payment of $2,800,000 plus any accrued dividends. depending upon the share price at the time of conversion, the issuance of the common shares relating to the conversion may be subject to shareholder approval.

Simultaneously, Commodore also announced that the Merger Agreement by and among the Company, Global Energy Investors, Inc. ("GEI") and its stockholders expired by its terms on October 31, 1999.

The Company's Chairman, Paul Hannesson said that "The Company is continuing to move forward in ACWA to the testing of its proprietary SET (TM) process for neutralization of chemical weapons and in further commercial efforts to the treatment of radioactive, nuclear and mixed waste materials".

These materials contain forward-looking statements based on a series of projections and estimates regarding economics within the company's markets, the industries in which the company operates, the effects of legislation and regulations, as well as business and competitive outlook.

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